Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan of BioSphere Medical, Inc. of our report dated March 17, 2009, with respect to the consolidated financial statements of BioSphere Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission for the registration of 570,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 6, 2009